FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

—or—

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Announces Tender Offer for up to $250,000,000

Aggregate Principal Amount of Certain of its Outstanding Notes

New York, NY, March 11, 2010 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase up to $250,000,000 aggregate principal amount of the outstanding 3.000% Exchangeable Senior Notes due 2027 (the “3.000% Notes”) issued by the Company’s operating partnership, SL Green Operating Partnership, L.P. (“SL Green OP”), and the outstanding 4.000% Exchangeable Senior Debentures due 2025 (the “4.000% Notes”), 5.150% Notes due 2011 (the “5.150% Notes”) and 5.875% Notes due 2014 (the “5.875% Notes, and together with the 3.000% Notes, the 4.000% Notes and the 5.150% Notes, the “Notes”) issued by Reckson Operating Partnership, L.P. (“Reckson”), a wholly-owned subsidiary of SL Green OP, in each case at a purchase price per $1,000 principal amount as set forth in the table below.  The Tender Offer will expire at 12:00 midnight, New York City time, on April 7, 2010, unless extended with respect to any series of Notes (as such time and date may be extended, the “Expiration Date”) or earlier terminated by the Company.  The Tender Offer is being made pursuant to the Offer to Purchase dated March 11, 2010, the accompanying Letter of Transmittal and, with respect to the Exchangeable Notes, the Company’s Schedule TO, which have been filed with the Securities and Exchange Commission and more fully set forth the terms and conditions of the Tender Offer.

		Aggregate			Dollars Per $1,000 Principal Amount
CUSIP Number	Title of Security	Principal Amount Outstanding	Maximum Purchase Sublimit	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration(1)
75621LAJ3	4.000% Exchangeable Senior Debentures due 2025	$94,576,000	No	1	$1,000	N/A	$1,000
75621LAG9	5.150% Notes due 2011	$123,607,000	No	1	$980	$30	$1,010
78444FAA4	3.000% Exchangeable Senior Notes due 2027	$168,673,000	Yes ($100,000,000)	2	$965	N/A	$965
75621LAH7	5.875% Notes due 2014	$150,000,000	Yes ($50,000,000)	3	$960	$30	$990

(1)           Equal to the sum of the applicable Tender Offer Consideration per $1,000 principal amount of Notes for each series (the “Tender Offer Consideration”) plus, in the case of the Non-Exchangeable Notes (as defined below), the applicable Early Tender Premium per $1,000 principal amount of Non-Exchangeable Notes (the “Early Tender Premium”), in each case, as set forth in this table.

In order to receive the Total Consideration set forth in the table above, holders of 5.150% Notes and 5.875% Notes (together, the “Non-Exchangeable Notes”) must validly tender and not validly withdraw their Non-Exchangeable Notes at or prior to 5:00 p.m., New York City time, on March 24, 2010, unless extended with respect to either series (such date and time, as the same may be extended with respect to either series, the “Early Tender Date”).  In the case of each series of Non-Exchangeable Notes, the Total Consideration includes an early tender premium of $30 per $1,000 principal amount of 5.150% Notes and 5.875% Notes (the “Early Tender Premium”).  Holders of Non-Exchangeable Notes validly tendering their Notes after the Early Tender Date and on or prior to the Expiration Date and not validly withdrawing such Notes will only be eligible to receive the applicable Tender Offer Consideration set forth in the table above, which is equal to the applicable Total Consideration minus the applicable Early Tender Premium.  Holders of 3.000% Notes and 4.000% Notes (together, the “Exchangeable Notes”) that validly tender and do not validly withdraw their Notes on or prior to the Expiration Date will receive a Total Consideration equal to the applicable Tender Offer Consideration set forth in the table above. The amount of each series of Notes that will be purchased in the offer will be based on the maximum purchase amount of up to $250,000,000 aggregate principal amount of Notes (the “Maximum Purchase Amount”), the order of priority for such series of Notes set forth in the table above (the “Acceptance Priority Level”) and with respect to the 3.000% Notes and 5.875% Notes, the maximum purchase sublimits (“Maximum Purchase Sublimits”), as more fully described in the Offer to Purchase. The Maximum Purchase Sublimit for the 3.000% Notes is $100,000,000 aggregate principal amount and the Maximum Purchase Sublimit for the 5.875% Notes is $50,000,000 aggregate principal amount. The Maximum Purchase Amount and the Maximum Purchase Sublimits are subject to increase at the discretion of the Company.

As described in the Offer to Purchase, holders of Exchangeable Notes may withdraw the tender of their Exchangeable Notes at any time on or prior to the Expiration Date.  Holders of Non-Exchangeable Notes may withdraw the tender of their Non-Exchangeable Notes at any time prior to 5:00 p.m., New York City time, on March 24, 2010, unless extended by the Company with respect to any series of such Notes. Validly withdrawn Notes may be re-tendered at any time prior to the Expiration Date. The Tender Offer is conditioned on the completion of the previously announced senior notes offering by Reckson, and SL Green OP and the Company, as co-obligors, on terms satisfactory to the Company, which will be subject to customary closing conditions, and is subject to the satisfaction or waiver of certain other conditions set forth in the Offer to Purchase. The Tender Offer is not conditioned on the tender of a minimum principal amount of any series of Notes. The Company may amend, extend or, subject to certain conditions, terminate the Tender Offer with respect to any series of Notes at any time.

The Company will pay the applicable Total Consideration or Tender Offer Consideration, as the case may be, plus accrued and unpaid interest in respect of any Notes accepted for purchase in the Tender Offer up to, but not including, the date of payment for the Notes, which is expected to be the next business day following the Expiration Date.

The senior notes being issued by Reckson, and SL Green OP and the Company, as co-obligors, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  The senior notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein.  The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.  The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, the dealer managers, the depositary, the information agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Tender Offer.

The Company has engaged Citi, BofA Merrill Lynch and Deutsche Bank Securities to act as dealer managers for the Tender Offer. The Company has engaged Global Bondholder Services Corporation to act as information agent and depositary for the Tender Offer.  Requests for documents may be directed to Global Bondholder Services Corporation at 866.540.1500 (U.S. toll free) or at 212.430.3774 (collect), or in writing to 65 Broadway, Suite 723, New York, NY 10006, Attention: Corporate Actions.  Questions regarding the Tender Offer may be directed to Citi at 800.558.3745 (toll free) or at 212.723.6106 (collect), or in writing to 390 Greenwich Street, 4th Floor, New York, NY 10013, Attn: Liability Management Group, BofA Merrill Lynch at 888.292.0070 (toll free) or at 980.388.4603 (collect), or in writing to 214 North Tryon Street, 17th Floor, Charlotte, North Carolina 28255, Attn: Debt Advisory Services, or Deutsche Bank Securities at 866.627.0391 (U.S. toll free) or at 212.250.2955 (collect), or in writing to 60 Wall Street, New York, New York 10005.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of December 31, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at December 31, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.